Exhibit 99.1

                  Premiere Global Services Announces
       Expiration and Preliminary Results of Self-Tender Offer

    ATLANTA--(BUSINESS WIRE)--May 22, 2007--Premiere Global Services (NYSE:PGI), a global provider of on-demand communication technologies-based business process improvement solutions, today announced the expiration and preliminary results of its $150 million self-tender offer to repurchase up to 11,857,707 shares of common stock at a purchase price of $12.65 per share. The offer to purchase shares commenced on April 23, 2007, and expired at 5:00 p.m. New York City time on May 21, 2007.

    In accordance with the terms and conditions of the tender offer and based on the preliminary count by the depositary for the tender offer, Premiere Global expects to accept for purchase approximately 9,759,374 shares of common stock, representing approximately 13.9% of total shares outstanding, at $12.65 per share, for a total purchase price of approximately $123.5 million, excluding fees. The Company intends to fund the purchase price of the shares through borrowings under its existing credit facility.

    The calculation of the number of shares to be purchased is preliminary. Final results of the tender offer will be determined subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn. The actual number of shares to be purchased and the final purchase price per share will be announced following the completion of the confirmation process. Payment of $12.65 per share for the shares accepted for purchase will occur promptly thereafter. Given that the number of shares expected to be accepted will be less than the number of shares that Premiere Global offered to purchase, pro-ration will likely not be necessary.

    Banc of America Securities LLC and Wachovia Capital Markets, LLC were the dealer managers for the tender offer and Innisfree M&A
Incorporated was the information agent. Questions regarding the tender offer should be directed to Innisfree M&A Incorporated (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

    About Premiere Global Services, Inc.

    Premiere Global Services, Inc. is a global provider of on-demand communication technologies-based business process improvement solutions, which we call the Premiere Global Communications Operating System, or the PGiCOS for short.

    Our hundreds of industry specific applications enable businesses to automate and simplify their communication-centric business processes and to communicate more efficiently and effectively with their constituents. We group our applications into six solution sets:
Conferencing, Desktop Fax, Document Delivery, Accounts Receivable Management, Notifications & Reminders, and eMarketing.

    Today, we deliver our solutions to an established customer base of approximately 60,000 corporate accounts, including nearly 80% of the Fortune 500. In 2006, more than 500,000 enterprise users leveraged PGiCOS to gain a competitive advantage in sales, support and customer service.

    With global presence in 19 countries, Premiere Global Services' corporate headquarters is located at 3399 Peachtree Road NE, Suite 700, Atlanta, GA 30326. Additional information can be found at www.PGiConnect.com.

    IMPORTANT INFORMATION

    This news release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares.

    FORWARD-LOOKING STATEMENTS

    Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Premiere Global Services' forward-looking statements, including, but not limited to, the following factors: competitive pressures, including pricing pressures; technological change; the development of alternatives to our services; market acceptance of our new services and enhancements; integration of acquired companies; service interruptions; increased financial leverage; our dependence on our subsidiaries for cash flow; continued weakness in our legacy broadcast fax business; foreign currency exchange rates; possible adverse results of pending or future litigation or infringement claims; federal or state legislative or regulatory changes; general domestic and international economic, business or political conditions; and other factors described from time to time in our press releases, reports and other filings with the SEC, including but not limited the "Risk Factors" sections of our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.

    CONTACT: Premiere Global Services, Inc.
             Strategic Planning & IR
             Sean O'Brien, Senior Vice President, 404-262-8462